EXHIBIT 5.01

September 7, 2004

Cellegy Pharmaceuticals, Inc.
349 Oyster Point Blvd., Suite 200
South San Francisco, CA 94080

Gentlemen/Ladies:

        At your request, we have examined the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 (the "Registration Statements") to be filed by Cellegy Pharmaceuticals, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on or about September 7, 2004, in connection with the assumption pursuant to Rule 414 of the Securities Act of 1933, as amended, by the Company of certain registration statements on Form S-8 filed by the Company's predecessor, Cellegy Pharmaceuticals, Inc., a California corporation ("Cellegy California"), relating to shares of Common Stock reserved by Cellegy California for issuance under the stock plans identified on the cover page of the Registration Statements (the "Plans"). We understand that the Plans have been assumed by the Company and that in accordance with the terms of the Plans, the Company has reserved shares (the "Stock") of Common Stock of the Company for issuance upon the exercise of options or other awards pursuant to the Plans.

        In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following documents:

  (1)
  The Plans.

  (2)
  A copy of the Company's Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on September 2, 2004, certified by the Company's Secretary on September 3, 2004 (the "Restated Certificate").

  (3)
  A copy of the Company's Bylaws, certified by the Company's Secretary on September 3, 2004 (the "Bylaws").

  (4)
  Minutes of meetings and actions by written consent of the Company's Board of Directors (and committees thereof) relating to the Plans and the Registration Statements that are contained in the Company's minute books that have been furnished to us by the Company in connection with the rendering of this opinion (the "Minute Book Contents"), the Company's shareholder database containing information concerning the number of outstanding shares, share issuances and share repurchases and cancellations, and the Company's database containing information concerning the granted, exercised and cancelled stock options, warrants, and other securities issued by the Company, certified to us by the Company in the Management Certificate as being complete and correct (collectively, the "Securityholder Information").

  (5)
  The Registration Statements (including the Prospectuses included therein), together with the Exhibits filed as a part thereof or incorporated therein by reference.

  (6)
  A Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the "Management Certificate").

        As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

        In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the genuineness of all signatures on original documents, the conformity to originals and completeness of all documents submitted to us as copies, the legal competence or capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been properly signed by authorized officers of the Company or their agents.

        We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, the State of California, the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

        Based on the foregoing, it is our opinion that the shares of Stock that may be issued and sold by the Company upon the exercise of stock options or other awards granted pursuant to the Plans and assumed by the Company, when issued, sold and delivered in accordance with the provisions of the Plans under which they were granted and in the manner and for the consideration stated in the Registration Statements, the relevant prospectus and the relevant stock option or stock purchase agreements under the Plans, will be validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statements and further consent to all references to us, if any, in the Registration Statements, the prospectus constituting a part thereof and any amendments thereto. This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof. This opinion is intended solely for your use in connection with issuance and sale of shares subject to the Registration Statements and is not to be relied upon for any other purpose.

Very truly yours,
WEINTRAUB GENSHLEA CHEDIAK SPROUL A law corporation
By:	/s/ C. KEVIN KELSO